EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 27, 2010
Quarterly Overview:
—    Net sales increased by $20.0 million or 15.8%
—    Sales volume in pounds shipped increased by 4.8%
—    Gross profit margin declined to 14.0%
—    Net income declined by $3.7 million
Elgin, IL, October 27, 2010 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2011. Net income for the current first quarter was $1.1 million, or $0.10 per share diluted, compared to $4.8 million, or $0.45 per share diluted, for the first quarter of fiscal 2010.
First quarter net sales increased by $20.0 million, or 15.8%, to $146.8 million in the first quarter of fiscal 2011 from net sales of $126.8 million for the first quarter of fiscal 2010. The increase in net sales came mainly from higher selling prices and increased sales volume. Primarily as a result of increased commodity costs, sales prices increased for all major product types except peanuts. Sales volume, which is defined as pounds shipped to customers, in the current first quarter increased by 4.8% in comparison to sales volume for the first quarter of fiscal 2010. Sales volume increased in the consumer, industrial, food service and contract packaging distribution channels and declined slightly in the export distribution channel. The net sales and sales volume increases in the consumer distribution channel, which accounted for approximately 50% of the increase in total net sales and sales volume, was mainly attributable to volume associated with the acquisition of Orchard Valley Harvest, Inc. (“OVH”), which was completed in the fourth quarter of fiscal 2010. Sales volume increases in the industrial, food service and contract manufacturing distribution channels came primarily from increased business with existing customers.
The gross profit margin, as a percentage of net sales, decreased from 18.8% for the first quarter of fiscal 2010 to 14.0% for the first quarter of fiscal 2011. Gross profit margins declined significantly on sales of shelled walnuts and pecans because of the need to purchase high cost shelled walnuts and pecans in the spot market during the current quarter. The prices for shelled walnuts and pecans during the current quarter were unusually high due to low inventories in the industry. Gross profit margin also declined on sales of cashews because of significantly higher acquisition costs. Gross profit margin was also negatively impacted by $1.0 million due to a non-recurring inventory charge associated with the opening purchase accounting for the OVH acquisition.
Total operating expenses for the first quarter of fiscal 2011 increased by $2.9 million to 11.6% of net sales from 11.2% for the first quarter of fiscal 2010 primarily because of increased spending for advertising and other brand support activities and an increase in base compensation expense for our employees. A $0.6 million increase in the anticipated liability for additional consideration to be paid for the OVH acquisition and $0.5 million in expense for the amortization of intangible assets acquired in the OVH acquisition also contributed to the increase in total operating expenses. The increase in the anticipated liability for additional consideration to be paid for the OVH acquisition arose because of the strong sales performance of the OVH product line during the current quarter. The increase in total operating expenses from the preceding items was offset in part by a $1.4 million decrease in incentive compensation expense.
Interest expense remained unchanged at $1.4 million in the quarterly comparison.
The total value of inventories on hand at the end of the first quarter of fiscal 2011 increased by $16.3 million, or 16.4% in comparison to the total value of inventories on hand at the end of the first quarter of fiscal 2010. Pounds of raw nut input stocks decreased by 22.6% or 7.7 million pounds for the first quarter of fiscal 2011 versus the same period in the previous year. Due to higher acquisition costs for all tree nuts that were purchased during the current quarter, the weighted average cost per pound of raw nut input stocks on hand increased by 59.7% as of the end of the first quarter of fiscal 2011 when compared to the weighted average cost per pound of raw input stocks at the end of the same period in the prior year. The weighted average cost per pound of raw nut input stocks on hand at the end of the current quarter was 35.2% higher than the weighted average cost per pound of raw input stocks at the end of the fourth quarter of fiscal 2010.
“As we noted above, gross profit margin declined in the quarterly comparison mainly because of increased purchases of walnuts, pecans and cashews at higher prices to solidify existing customer relationships and to take advantage of growth opportunities,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Shelled walnut and pecan purchases were made in the current quarter to supply Fisher and private brand baking nuts sales with existing customers that in many cases exceeded forecasted volume by a considerable amount. We also were awarded significant new cashew business with an existing customer,” Mr. Sanfilippo explained. “We anticipate that the increase in sales volume for baking nuts will continue into the second quarter, when we will have new crop walnuts and pecans available from our shelling operations,” Mr. Sanfilippo added. “In addition to baking nut volume growth, we expect to realize increased sales volume for produce items with existing non-OVH customers in the second quarter. These gains are a direct result of efforts to execute our strategy to expand the OVH product line with our existing customers,” Mr. Sanfilippo stated. “These growth opportunities will require us to purchase more tree nuts in markets that are rising primarily because of increased global demand. This will put pressure on gross profit margins in the near term while we are seeking and implementing price increases, which was started in the first quarter and should be completed by the middle of the third quarter,” Mr. Sanfilippo stated. “In the long-term, we expect to benefit from increased tree nut consumption, and as we explained above, we are spending on advertising and other brand support activities to take advantage of these growth opportunities,” Mr. Sanfilippo concluded.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) losses associated with product recalls or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to retain key personnel; (viii) the effect of the group that owns the majority of the Company’s voting securities (which may make a takeover or change in control more difficult), including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company’s securities that it owns; (ix) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (x) the Company’s ability to do business in emerging markets; (xi) uncertainty in economic conditions, including the potential for another economic downturn; (xii) the Company’s ability to obtain additional capital, if needed; (xiii) the risk that expected synergies, operational efficiencies and cost savings from the OVH acquisition may not be fully realized or realized within the expected timeframe and the risk that unexpected liabilities may arise from the OVH acquisition; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.
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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	September 23,	September 24,
	2010	2009
Net sales	$146,788	$126,812
Cost of sales	126,247	102,938

Gross profit	20,541	23,874

Operating expenses:
Selling expenses	10,206	8,723
Administrative expenses	6,851	5,441

Total operating expenses	17,057	14,164

Income from operations	3,484	9,710

Other (expense):
Interest expense	(1,447)	(1,447)
Rental and miscellaneous (expense), net	(305)	(416)

Total other expense, net	(1,752)	(1,863)

Income before income taxes	1,732	7,847
Income tax expense	653	3,081

Net income	$1,079	$4,766

Basic and diluted earnings per common share	$0.10	$0.45

Weighted average shares outstanding
— Basic	10,657,282	10,621,842

— Diluted	10,765,566	10,664,725

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	September 23,	June 24,	September 24,
	2010	2010	2009
ASSETS
CURRENT ASSETS:
Cash	$874	$1,437	$1,011
Accounts receivable, net	47,184	39,894	34,172
Inventories	115,781	114,360	99,464
Deferred income taxes	4,274	4,486	4,182
Income taxes receivable	—	104	—
Prepaid expenses and other current assets	4,831	4,499	2,993

	172,944	164,780	141,822

PROPERTIES, NET:	161,890	164,203	165,084

OTHER ASSETS:
Intangibles	15,499	16,121	462
Goodwill	5,662	5,454	—
Other	7,565	7,723	7,779

	28,726	29,298	8,241

	$363,560	$358,281	$315,147

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$36,886	$40,437	$15,004
Current maturities of long-term debt	15,399	15,549	11,549
Accounts payable	43,104	29,625	30,581
Book overdraft	1,918	2,061	3,078
Accrued expenses	25,842	27,959	19,821
Income taxes payable	135	—	960

	123,284	115,631	80,993

LONG-TERM LIABILITIES:
Long-term debt	41,840	42,680	48,285
Retirement plan	9,986	9,951	8,113
Deferred income taxes	4,539	4,569	5,881
Other	2,636	5,556	1,322

	59,001	62,756	63,601

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	82	82	81
Capital in excess of par value	101,969	101,787	101,305
Retained earnings	83,681	82,602	72,943
Accumulated other comprehensive loss	(3,279)	(3,399)	(2,598)
Treasury stock	(1,204)	(1,204)	(1,204)

	181,275	179,894	170,553

	$363,560	$358,281	$315,147